CAPITAL SOUTHWEST CORPORATION

CERTIFICATE OF SECRETARY

The undersigned, Michael S. Sarner, Secretary of Capital Southwest Corporation, a Texas corporation (the "Company"), does hereby certify that:

1.
This certificate is being delivered to the Securities and Exchange Commission (the “SEC”) in connection with the filing of the Company’s fidelity bond (the “Bond”) pursuant to Rule 17g-1 of the Investment Company Act of 1940, as amended, and the SEC is entitled to rely on this certificate for purposes of the filing.

2.	The undersigned is the duly elected, qualified and acting Secretary of the Company, and has custody of the corporate records of the Company and is a proper officer to make this certification.

3.
Attached hereto as Exhibit A is a copy of the resolutions approved by the Board of Directors of the Company, including a majority of the Board of Directors who are not “interested persons” of the Company, approving the amount, type, form and coverage of the Bond.

4.	Premiums have been paid for the period December 1, 2019 to December 1, 2020.

IN WITNESS WHEREOF, I have executed this certificate as of the 9th day of December, 2019.

CAPITAL SOUTHWEST CORPORATION

By: /s/ Michael S. Sarner
Name: Michael S. Sarner
Title: Secretary

EXHIBIT A

Resolutions approved by the Board of Directors
of Capital Southwest Corporation
on October 23, 2019

Approval of Fidelity Bond

WHEREAS, Section 17(g) of the Investment Company Act of 1940, as amended (the “1940 Act”) and Rule 17g-1(a) thereunder, requires each business development company (“BDC”), such as Capital Southwest Corporation (the “Company”), to provide and maintain a bond which shall be issued by a reputable fidelity insurance company, authorized to do business in the place where the bond is issued, to protect the Company against larceny and embezzlement, covering each officer and employee of the BDC who may singly, or jointly with others, have access to the securities or funds of the BDC, either directly or through authority to draw upon such funds of, or to direct generally, the disposition of such securities, unless the officer or employee has such access solely through his position as an officer or employee of a bank (each, a “covered person”);

WHEREAS, Rule 17g-1 specifies that the bond may be in the form of (i) an individual bond for each covered person, or a schedule or blanket bond covering such persons, (ii) a blanket bond which names the Company as the only insured (a “single insured bond”), or (iii) a bond which names the Company and one or more other parties as insureds (a “joint insured bond”), as permitted by Rule 17g-1;

WHEREAS, Rule 17g-1 requires that a majority of the board of directors who are not “interested persons” (the “Non-Interested Directors”), as defined in Section 2(a)(19) of the 1940 Act, approve periodically (but not less than once every 12 months) the reasonableness of the form and amount of the bond, with due consideration to the value of the aggregate assets of the Company to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of securities and other investments to be held by the Company, and pursuant to factors contained in Rule 17g-1;

WHEREAS, under Rule 17g-1, the Company is required to make certain filings with the Securities and Exchange Commission (the “SEC”) and give certain notices to each member of the Company’s board of directors (the “Board”) in connection with the bond, and designate an officer who shall make such filings and give such notices;

WHEREAS, the Board, including all of the Non-Interested Directors, have previously received and reviewed a copy of the current fidelity bond issued by The Travelers Indemnity Company, a reputable fidelity insurance company, in the amount equal to $1,000,000 (the “Current Fidelity Bond”); and

WHEREAS, the Board, including all of the Non-Interested Directors, have considered the expected aggregate value of the securities and funds of the Company to which the Company’s officers and employees may have access (either directly or through authority to draw upon such funds or to direct generally the disposition of such securities), the type and terms of the arrangements made for the custody of such securities and funds, the nature of securities and other investments to be held by the Company, the accounting procedures and controls of the Company, the nature and method of conducting the operations of the Company, the requirements of Section 17(g) of the 1940 Act and Rule 17g-1 thereunder, and all other factors deemed relevant by the Board, including such Non-Interested Directors.

NOW THEREFORE BE IT RESOLVED, by the Board, including all of the Non-Interested Directors, that the terms of the Current Fidelity Bond, including the amount of coverage, form and premium for such bond be, and hereby are, approved;

FURTHER RESOLVED, by the Board, including all of the Non-Interested Directors, that Authorized Officers be, and hereby are, authorized by and on behalf of the Company to negotiate, execute and deliver such documents or agreements as may be necessary to cause a new fidelity bond (the “New Fidelity Bond”) to be issued by The Travelers Indemnity Company, upon expiration of the Current Fidelity Bond; provided, that such New Fidelity Bond is issued on substantially the same terms and conditions as the Current Fidelity Bond, including with respect to the amount of coverage and form for such bond;

FURTHER RESOLVED, by the Board, including all of the Non-Interested Directors, that the terms of the New Fidelity Bond, including the amount of coverage, form and premium for such bond, be, and hereby are approved; provided, that such New Fidelity Bond is issued in conformity with the foregoing resolution;

FURTHER RESOLVED, by the Board, including all of the Non-Interested Directors, that each of the officers of the

Company be, and hereby is, authorized to file a copy of the New Fidelity Bond with the SEC;

FURTHER RESOLVED, that each of the Authorized Officers (as defined below) is hereby authorized in the name and on behalf of the Company, to make or cause to be made, and to execute and deliver, all such additional agreements, documents, instruments and certifications and to take all such steps, and to make all such payments, fees and remittances, as any one or more of such officers may at any time or times deem necessary or desirable in order to effectuate the purpose and intent of the foregoing resolutions; and

FURTHER RESOLVED, that for purposes of the foregoing resolutions, the Authorized Officers of the Company shall be the Chief Executive Officer, the President, Chief Financial Officer, Chief Compliance Officer, the Secretary, and the Treasurer of the Company (collectively, the “Authorized Officers”).